Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Results for Second Quarter 2012; Raises 2012 Guidance

LOS ANGELES, CA (August 10, 2012) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate solution (UAN) and liquid and granular urea in the Mid Corn Belt region of the United States, today announced its results for the three and six months ended June 30, 2012.

Financial Highlights

Three months ended June 30, 2012

Revenues for the three months ended June 30, 2012 were $70.6 million, compared to $74.4 million for the comparable period in the prior year. Favorable weather conditions allowed farmers in Rentech Nitrogen’s core market area of the Mid Corn Belt to apply spring ammonia earlier than is typical. This shifted meaningful volumes of ammonia deliveries into the first quarter that had been anticipated to occur in the second quarter of 2012. This also reduced the demand for UAN since more nitrogen was applied as ammonia during this longer ammonia application period. In addition, the hot, dry weather resulted in poor soil and crop conditions which led to reduced UAN application. The impact was largely offset by higher product prices, with ammonia and UAN prices higher by 9% and 21% respectively, compared to the second quarter of 2011.

During the three months ended June 30, 2012, Rentech Nitrogen generated operating income of $41.6 million compared to $35.9 million during the comparable period in the prior year.

For the three months ended June 30, 2012, net income was $41.2 million or $1.08 per unit. This compares to net income of $13.8 million for the comparable period last year. Included in the prior year’s net income was $9.2 million of loss on debt extinguishment. EBITDA for the period was $44.9 million, compared to $39.3 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to net income have been included below in this press release.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “Rentech Nitrogen continues to perform exceptionally well. The facility, which operated at 100% capacity during the quarter, achieved strong margins. This resulted in a better than anticipated second quarter cash distribution of $1.17 per unit.” Mr. Ramsbottom continued, “The drought has severely impacted corn yields, which has pushed corn and nitrogen prices higher. As a result, we now expect to achieve total cash distributions in excess of $3.30 per unit this year. We also anticipate 2013 to be a strong year, given the early indications of higher nitrogen product pricing for sales we have transacted for next year.”

Rentech Nitrogen continues to benefit from relatively low North American natural gas prices, which, when coupled with strong nitrogen product prices, contributed to gross profit margin of 65% for the period, up from 50% for the comparable period in the prior year.

Selling, general and administrative (SG&A) expenses were $3.9 million for the three months ended June 30, 2012, compared to $1.5 million for the prior-year period. The increase in SG&A expenses was primarily due to costs associated with having become a publicly traded limited partnership and included an increase of $0.7 million in non-cash unit-based compensation expense.

Six months ended June 30, 2012

Revenues for the six months ended June 30, 2012 were $109.1 million, compared to $98.3 million for the comparable period in the prior year. The increase in revenue for the six months ended June 30, 2012 was primarily due to increased sale prices for ammonia and UAN of 9% and 25%, respectively, over the same period last year, which was partially offset by decreased sales volume for UAN as described above.

During the six months ended June 30, 2012, Rentech Nitrogen generated operating income of $61.1 million, compared to $44.9 million during the comparable period in the prior year.

For the six months ended June 30, 2012, net income was $60.6 million or $1.58 per unit. This compares to net income of $17.3 million for the comparable period last year. Included in the prior year’s net income was $9.2 million of loss on debt extinguishment. EBITDA for the period was $66.8 million, compared to $49.8 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to net income have been included below in this press release.

Gross profit margin was 63% for the six months ended June 30, 2012, up from 48% for the comparable period in the prior year.

SG&A expenses were $6.5 million for the six months ended June 30, 2012, compared to $2.6 million for the prior-year period. The increase in SG&A expenses was primarily due to costs associated with having become a publicly traded limited partnership and included an increase of $1.1 million in non-cash unit-based compensation expense.

Partnership Outlook

Rentech Nitrogen expects the drought to continue to have a favorable impact on nitrogen prices and demand for the remainder of 2012 and 2013. Although the drought will reduce farmers’ production, the Federal Reserve Bank of Kansas City has stated that with higher corn prices and crop insurance, farmer’s income could approach 2011 levels, which was a record year. As a result, it is anticipated that farmers will have the cash flow necessary to support nitrogen purchases in 2012 and 2013.

The ongoing drought conditions have resulted in a severe drop in water levels on the Mississippi River system. This is impeding barge traffic which can affect some deliveries to the Corn Belt. Rentech Nitrogen does not rely on barges to ship its products because its customers, who are within a 200 mile radius of the facility, typically pick up Rentech Nitrogen’s products at its plant by truck.

2012 Outlook

Rentech Nitrogen increased guidance for the twelve months ending December 31, 2012, stating that it expects cash available for distribution to be in excess of $126 million or $3.30 per unit, and EBITDA to be in excess of $130 million. This compares to the previous guidance of EBITDA in the range of $120 million and cash available for distribution in the range of $109 million, or $2.86 per unit. The partnership provided the following additional key operating metrics and its progress against its guidance:

	Guidance for 2012	Locked-in or Delivered (as of 6/30/12)
Ammonia
Tons	143,000	111,000 or 78%
Average Price ($/ton)		$659

UAN
Tons	293,000	291,000 or 99%
Average Price ($/ton)		$326

Natural Gas in Cost of Sales (million MMBtus)	10.6	7.1 or 67%

Average Cost per MMBtu (includes transportation costs)		$3.64

In addition to natural gas purchases through June 30, detailed above, as of July 31, 2012, Rentech Nitrogen had contracted at fixed prices for an additional 1.8 million MMBtus at an average price of $3.28 per MMBtu, excluding transportation costs. With the addition of these natural gas commitments, Rentech Nitrogen has locked in 84% of the natural gas required to produce products already delivered or forecasted to be delivered under the new 2012 guidance at an average cost of $3.71 per MMBtu, including transportation costs. These forward natural gas contracts represent approximately 100% of the natural gas required to produce products to be delivered under 2012 pre-paid sales contracts as of July 31.

The calculation of forecasted cash available for distribution has been included below in this press release.

2013 Outlook

Rentech Nitrogen expects 2013 to benefit from market dynamics similar to those of 2012. The impact of the drought on ending corn stocks will likely result in continued high prices and significant acres planted next year. Low corn inventories should drive corn pricing throughout the year and support strong fertilizer demand. Rentech Nitrogen has started to sell ammonia for spring 2013 delivery at a price that exceeds the average price of $730 per ton that was achieved during the spring of this year.

Second Quarter Cash Distribution

On July 26, 2012, Rentech Nitrogen declared a cash distribution of $1.17 per unit, payable on August 14, 2012 to unit holders of record as of August 7. This will be the second cash distribution paid by Rentech Nitrogen since its initial public offering in November 2011, and will result in cumulative cash distributions of $2.23 per common unit. Of that amount, $1.70 per common unit relates to cash distributions for the six months ending June 30, 2012. The calculation of cash available for distribution has been included below in this press release.

Expansion Projects

Urea Expansion and Diesel Exhaust Fluid Build-Out (DEF)

As previously announced, the partnership has completed the DEF portion of its urea/DEF expansion project ahead of schedule. The completed work included the installation of mixing, storage and load-out equipment for DEF production. The second phase of the project, to increase urea production capacity by an expected 13% or 17,500 tons annually, for use in DEF production, is on schedule for mechanical completion by the end of this year. The total capital budget for the urea/DEF project remains approximately $6 million and is fully-funded.

With the early completion of the DEF phase of the project, Rentech Nitrogen is currently converting a portion of its existing urea stream into DEF sooner than anticipated. The partnership is selling DEF to Yara North America under a long-term agreement at prices which are currently at a premium to urea used for agricultural purposes. The agreement provides Yara with the exclusive rights to purchase DEF produced at Rentech Nitrogen’s facility based on index pricing and distribute the DEF through its national distribution capabilities under the Air1® brand.

Ammonia Production and Storage Expansion

The expansion project at the facility in East Dubuque, which is expected to increase production of ammonia for sale or upgrade to other products by approximately 23%, or 70,000 tons annually, and to increase on-site ammonia storage capacity by approximately 20,000 tons, is progressing on schedule and within budget. The estimated $100 million expansion project, which is being financed by a multiple-draw capital expenditure loan facility, is scheduled to be completed by the end of 2013.

Conference Call with Management

The partnership will hold a conference call on Friday, August 10, 2012 at 10:00 a.m. PDT, during which time senior management will review the partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-897-4057 or 212-231-2922. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PDT on August 10 through 12:00 p.m. PDT on August 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21598511.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Total Revenues	$70,643	$74,385	$109,116	$98,328
Cost of Sales	24,997	36,958	40,898	50,700

Gross Profit	45,646	37,427	68,218	47,628

Selling, general and administrative expense	3,884	1,478	6,474	2,604
Depreciation	83	93	636	202
(Gain) loss on disposal of property, plant and equipment	75	(26)	47	(72)

Operating Expenses	4,042	1,545	7,157	2,734

Operating Income	41,604	35,882	61,061	44,894
Other Income (Expense), Net
Interest income	14	10	30	27
Interest expense	(42)	(3,280)	(142)	(6,319)
Loss on debt extinguishment	—	(9,223)	—	(9,223)
Loss on interest rate swaps	(580)	—	(580)	—
Other income (expense), net	232	(12)	232	1

Total Other Expenses, Net	(376)	(12,505)	(460)	(15,514)

Income Before Income Taxes	41,228	23,377	60,601	29,380
Income tax expense	—	9,620	—	12,090

Net Income	$41,228	$13,757	$60,601	$17,290

Net Income per Common Unit—Basic	$1.08		$1.58
Net Income per Common Unit—Diluted	$1.08		$1.58

Weighted-Average Units:
Basic	38,253		38,251

Diluted	38,279		38,272

Rentech Nitrogen Partners, L.P.

Balance Sheet Data

(Stated in Thousands)

	As of June 30, 2012	As of December 31, 2011
Cash and Cash Equivalents	$44,441	$44,836
Working Capital	47,249	31,645
Construction in Progress	32,435	7,062
Total Assets	162,156	130,443
Credit Facilities	20,190	—
Total Long-Term Liabilities	21,025	277
Total Partners’ Capital	119,959	99,191

Key Operating Statistics:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Production Tons (in thousands)
Ammonia	77	68	155	143
Ammonia Available for Sale (included in line above)	37	30	75	65
UAN	78	79	161	160
Other Products (excludes CO2)	76	73	153	146

Delivered Tons (in thousands)
Ammonia	40	43	70	63
UAN	92	129	126	159
Other Products (excludes CO2)	13	15	26	27

Average Price per Delivered Ton
Ammonia	$695	$638	$686	$628
UAN	$378	$312	$365	$292

Natural Gas
Natural Gas Used in Production (Million MMBtu)	2.8	2.6	5.6	5.4
Average Natural Gas Cost per MMBtu, including transportation cost	$3.12	$4.59	$3.67	$4.72

Natural Gas Cost in Cost of Sales (Million MMBtu)	3.0	3.9	4.9	5.3
Average Natural Gas Cost per MMBtu, including transportation cost	$3.64	$4.71	$3.95	$4.80

On-Stream Rates:
Ammonia	100.0%	100.0%	100.0%	100.0%
UAN	100.0%	100.0%	100.0%	100.0%

The respective on-stream factors for the ammonia and UAN plant equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. We calculate cash available for distribution as EBITDA plus non-cash compensation expense, and less maintenance capital expenditures, net cash interest expense and other financing costs paid and cash reserves for working capital. We present EBITDA because it is a material component in our calculation of cash available for distribution. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for the three and six months ended June 30, 2012 and 2011 (stated in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Income	$41,228	$13,757	$60,601	$17,290
Add:
Interest Income	(14)	(10)	(30)	(27)
Interest Expense	42	3,280	142	6,319
Loss on Debt Extinguishment	—	9,223	—	9,223
Loss on Interest Rate Swaps	580	—	580	—
Income Tax Expense	—	9,620	—	12,090
Depreciation and Amortization	3,312	3,431	5,777	4,905
Other	(232)	12	(232)	(1)

EBITDA	$44,916	$39,313	$66,838	$49,799

The table below reconciles cash available for distribution to EBITDA for the three months ended June 30, 2012 (stated in thousands, except per unit data).

April 1, 2012 - June 30, 2012
EBITDA	$44,916
Plus: Non-cash compensation expense	701
Less: Maintenance capital expenditures	(1,671)
Less: Net interest expense and other financing costs	(28)
Less: Distribution of cash reserves for working capital	846

Cash available for distribution	$44,764

Cash available for distribution, per unit	$1.17

Common units outstanding	38,260

The table below reconciles forecasted EBITDA and cash available for distribution to forecasted net income for the twelve months ending December 31, 2012 (stated in thousands, except per unit data).

For the Twelve Months Ending December 31, 2012
Net income, in excess of	$115,800
Add:
Net interest expense	1,600
Depreciation and amortization	12,700
Other	400

EBITDA, in excess of	$130,500
Plus: Non-cash compensation expense	$1,700
Less: Maintenance capital expenditures	(9,900)
Less: Net cash interest expense and other financing costs	(1,500)
Plus: Distribution of cash reserves for working capital[1]	5,400

Cash available for distribution, in excess of	$126,200

Cash available for distribution, per unit, in excess of	$3.30

Common units outstanding	38,260

[1]	Approximately $4.5 million is expected to be distributed in the fourth quarter.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, its operating subsidiary. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Forward Looking Statements

This press release contains forward-looking statements such as: our forecasted EBITDA and cash available for distribution for the twelve months ending December 31, 2012 and the outlook for our nitrogen fertilizer business. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net